Coolbit Technologise Limited
(incorporated in the Cayman Islands with limited liability)

Date: 1 December 2025

Ms. Cheung

Dear Ms. Cheung,

Appointment as an Independent Director of Coolbit Technologise Limited (the "Company")

We refer to your appointment as an independent director of the Company and we write to set out the terms of your appointment.

Your appointment is for a fixed term of three years commencing December 1, 2025. Your director's fee is US$24,000 per annum (inclusive of your role as a member of each of the remuneration committee, the audit committee and the nomination committee of the Board). Director's fees are payable on an annual basis and on a time pro-rata basis for any non-full year's service. The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Director for attending the meeting of the Board and/or the relevant board committee of the Company subject to production of receipts or other appropriate evidence of payment. In addition, the Company will arrange appropriate director's liability insurance for your benefit during your appointment. Other than the above, you will not be entitled to any other fees or benefits.

You, together with the other members of the Board, are collectively responsible for the management and operations of the Company and you are expected to fulfil fiduciary duties and duties of skill, care and diligence. In particular, you must, in the performance of your duties as a director, act honestly and in good faith in the interests of the Company as a whole; act for proper purpose; be answerable to the Company for the application or misapplication of its assets; avoid actual or potential conflicts of interest and duty; disclose fully and fairly your interests in contracts with the Company; apply such degree of skill, care and diligence as may reasonably be expected of a person of your knowledge and experience and holding your office within the Company; comply and act in accordance with the lawful directions or instructions made or given by the Board from time to time and to act in accordance with the authority granted under the resolutions passed by the Board; and commit the time and effort to fully and diligently act in the interests of the Company and the Company's business. The directors of the Company shall act in accordance with the memorandum and articles of association of the Company and related regulations and laws. As a director, you are prohibited under the articles of association from voting at or being counted towards quorum of directors' meeting in respect of any resolution in which you are materially interested. As an independent director, you shall immediately inform the Company if there is any change of circumstances which may affect your independence. By signing this letter, you will be deemed to have represented to the Company that you undertake to perform the above duties and be subject to the above restrictions in acting as a director of the Company.

You are subject to retirement by rotation and re-election at an annual general meeting at least once every three years and also in compliance with the relevant provisions in the articles of association of the Company in force from time to time. The appointment hereunder shall terminate automatically upon the following events and in such case you will have no claim for damages against the Company:

(a) by reason of your not being re-elected as a director of the Company at any general meeting of the Company at which you are to retire by rotation;

(b) your office as a director is vacated in accordance with applicable laws and/or the articles of association of the Company;

(c) by virtue of a resolution passed by the members of the Company in general meeting to remove you as a director of the Company; or

(d) by virtue of your resignation as a director of the Company.

You acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this letter, and that in addition to all other remedies which the Company may have, the Company will be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach.

Lastly, you agree to maintain the confidentiality of the confidential information and trade secrets of the Company, including but not limited to, any confidential information and statistics, business plans, operations, technologies, know-how, systems and/or the proposed sale, purchase and use of services and products furnished in oral, visual, written and/or other tangible form and not to disclose such information to any third party without prior consent of the Company.

This letter is governed by the laws of Cayman Islands subject to the non-exclusive jurisdiction of the courts of Cayman Islands.

Please confirm your acceptance of the terms of this letter of appointment by signing, dating and returning to us the attached duplicate of this letter.

May we take this opportunity to welcome you on Board.

Yours sincerely,

For and on behalf of
Coolbit Technologies Limited

Name:
Title:

Accepted and confirmed by:

Cynthia Sin Yee Cheung